EXHIBIT 3.5

                            ARTICLES OF AMENDMENT
                                    TO THE
                          ARTICLES OF INCORPORATION
                                      OF
                           HENLEY HEALTHCARE, INC.


      Henley Healthcare, Inc. (the "Corporation"), pursuant to the provisions of
Article 4.04 of the Texas Business Corporation Act (the "TBCA"), hereby adopts the following Articles of Amendment to its Articles of Incorporation.

                                  ARTICLE ONE

      The name of the Corporation is Henley Healthcare, Inc.

                                  ARTICLE TWO

      The Articles of Incorporation of the Corporation are amended as follows: the Statement of Designation of Rights and Preferences of the Series B Convertible Preferred Stock, Par Value $.10 Per Share, filed with the Secretary of State on July 1, 1998, as corrected and amended, is deleted in its entirety and the Amended and Restated Statement of Designation of Rights and Preferences of the Series B Convertible Preferred Stock attached hereto as Exhibt A is substituted in its place.

                                 ARTICLE THREE

      These Articles of Amendment were duly adopted by the shareholder of the Series B Convertible Preferred Stock on August 21, 1998.

                                 ARTICLE FOUR

      The number of shares of Series B Convertible Preferred Stock outstanding at the time of the adoption of these Articles of Amendment was 4,700; and the number of shares entitled to consent thereto was 4,700.

                                 ARTICLE FIVE

      The number of shares of the Series B Convertible Preferred Stock which consented to these Articles of Amended was 4,700; and the number of shares which did not consent to these Articles of Amendment was 0. The shareholders of all of the shares of Series B Preferred Stock outstanding and entitled to vote on said amendment have signed a consent in writing pursuant to Article 9.10(A) of the TBCA adopting these Articles of Amendment and any written notice required by
Article 9.10(A)(4) of the TBCA has been given.

      IN WITNESS WHEREOF, the undersigned Vice President of the Corporation hereby executes these Articles of Amendment on this 24th day of August, 1998.

                                    HENLEY HEALTHCARE, INC.

                                    /S/ DAN D. SUDDUTH
                                        Dan D. Sudduth,
                                        Executive Vice President and Chief
                                        Financial Officer

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                            STATEMENT OF DESIGNATION
                        OF RIGHTS AND PREFERENCES OF THE
                     SERIES B CONVERTIBLE PREFERRED STOCK OF
                             HENLEY HEALTHCARE, INC.

FIRST:

That pursuant to authority expressly granted and vested in the Board of Directors (the "Board of Directors" or the "Board") of this Corporation by
Article 2.13 of the Texas Business Corporation Act and the provisions of the Articles of Incorporation, the Board of Directors, on June 30, 1998, adopted the following resolution setting forth the designations, powers, preferences and rights of its Series B Convertible Preferred Stock and the amendments and corrections filed since that date (as amended and corrected, the "STATEMENT OF DESIGNATION").

RESOLVED: That the designations, powers, preferences and rights of the Series B Convertible Preferred Stock be, and they hereby are, as set forth below:

                            I. DESIGNATION AND AMOUNT

      The designation of this series, which consists of 8,000 shares of Preferred Stock, is the Series B Convertible Preferred Stock (the "SERIES B PREFERRED STOCK") and the stated value shall be One Thousand U.S. Dollars ($1,000.00) per share (the "STATED VALUE").

                                II. NO DIVIDENDS

      The Series B Preferred Stock will bear no dividends, and the holders of the Series B Preferred Stock shall not be entitled to receive dividends on the Series B Preferred Stock.

                            III. CERTAIN DEFINITIONS

      For purposes of this Statement of Designation, the following terms shall have the following meanings:

      A. "CLOSING BID PRICE" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series B Preferred Stock. If Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series B Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

      B. "CONVERSION DATE" means, for any Conversion, the date on which the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION") is delivered by fax, as evidenced by a mechanically or electronically generated confirmation thereof, (or delivered by other means resulting in notice) to the Corporation before 8:00 p.m., New York City time on the Conversion Date indicated in the Notice of Conversion. The holder shall confirm, by overnight courier, in person (by courier or otherwise) or by telephone (to an authorized officer of the Corporation or his or her administrative assistant), the delivery of the Notice of Conversion to the Corporation on the date on which the Notice of Conversion is delivered or before 9:00 a.m., New York City time on the trading day immediately succeeding such date; provided that an overnight courier delivery which is signed for or refused by the Corporation prior to 12:00 noon, New York City time on a given day shall be deemed to have been delivered before 9:00 a.m. New York City time on such day. If the Notice of Conversion is not so faxed or otherwise delivered or the overnight courier, in-person or telephone confirmation is not so made or deemed to be made before such applicable times, then the Conversion Date shall be the date as of which both such conditions are satisfied (i.e., the Notice of Conversion is delivered on or before 8:00 p.m. New York City time on a given day and the overnight courier, in-person or telephone confirmation is made or deemed to be made either on such day of delivery or before 9:00 a.m. New York City time on the immediately succeeding trading day). Notwithstanding the foregoing, if the Series B Preferred Stock is being redeemed pursuant to the optional Redemption at Maturity, the Conversion Date shall be the Maturity Date (as defined below).

      C. "CONVERSION PRICE" means the lower of the Fixed Conversion Price and the Variable Conversion Price, each in effect as of such date and subject to adjustment as provided herein. Notwithstanding the foregoing, so long as the Company has revenue and net income equal to or greater than the amounts set forth below in each period set forth opposite such amounts (such amounts being the "Performance Milestone" for such period):

FOR THE
FISCAL YEAR ENDED                             ANNUAL REVENUE   ANNUAL NET INCOME
-----------------                             --------------   -----------------
  December 31, 1998 .......................   $   60,000,000   $       3,912,000
  December 31, 1999 .......................   $   83,906,000   $       6,168,000

  December 31, 2000 .......................   $   89,995,000   $       4,989,000
  December 31, 2001 .......................   $   94,535,000   $       5,685,000


  FOR THE QUARTERLY                                               QUARTERLY NET
     PERIOD ENDED                             QUARTERLY REVENUE      INCOME
-------------------------------------------   -----------------   --------------
September 30, 1998 ........................   $      12,291,000   $      900,000

  March 31, 1999 ..........................   $      20,976,500   $    1,542,000
  June 30, 1999 ...........................   $      20,976,500   $    1,542,000
September 30, 1999 ........................   $      20,976,500   $    1,542,000

  March 31, 2000 ..........................   $      22,498,750   $    1,247,250
  June 30, 2000 ...........................   $      22,498,750   $    1,247,250
September 30, 2000 ........................   $      22,498,750   $    1,247,250

  March 31, 2001 ..........................   $      23,633,750   $    1,421,250
  June 30, 2001 ...........................   $      23,633,750   $    1,421,250
September 30, 2001 ........................   $      23,633,750   $    1,421,250

then, the Conversion Price in effect on any Conversion Date after the Filing Date (defined below) for such period and prior to the Filing Date (defined below) for the subsequent period shall not be less than the Floor Price in effect on such Conversion Date, provided, however, that no Floor Price shall be in effect (a) whenever a Reserved Amount Trigger Event (as defined in Article V hereof), a Conversion Default (as defined in Article VI hereof), a Trading Market Trigger Event (as defined in Article VII hereof) or a Redemption Event (as defined in Article VIII.A hereof) shall have occurred and be then continuing, (b) after an Announcement Date (as defined in Article XI.C hereof) and prior to the sixth (6th) trading day following (i) the consummation of the proposed transaction or tender offer, exchange offer or other transaction to which the Announcement Date relates or (ii) the Abandonment Date (as defined in Article XI.C hereof), (c) until the determination has been made as to whether the Performance Milestone set forth above for the quarterly period ended September 30, 1998 has been met or (d) at any time after the Company fails to meet the Performance Milestone for any period set forth above. The term "FILING DATE" means, with respect to any period, the date the Company's Quarterly Report on Form 10-QSB (each a "10-QSB") or Annual Report on Form 10-KSB (each a "10-KSB"), as the case may be, is filed with the Securities and Exchange Commission for such period. The determination as to whether the Performance Milestone for any period has been met shall be made by comparing the revenue and net income for such period disclosed in the 10-QSB or 10-KSB, as the case may be, for such period, with the Performance Milestone for such period and shall be made as of the Filing Date of such 10-QSB or 10-KSB, as the case may be; provided, however, for purposes of making such a determination of net income, net income shall be increased by an amount equal to the amount of any non-cash charges and expenses taken by the Company, as reflected in its financial statements, relating to the issuance of shares of its Series A Preferred Stock, Series B Preferred Stock and warrants in connection therewith. In the event the Company meets all the Performance Milestones for all the periods set forth above, thereafter the Floor Price shall remain in effect.

      D. "FIRST CONVERSION DATE" means the earliest of (i) the date the Registration Statement required to be filed by the Corporation pursuant to those certain Registration Rights Agreements (the "REGISTRATION RIGHTS AGREEMENTS") by and among the Corporation and the other signatories thereto entered into in connection with the Securities Purchase Agreement dated as of July 1, 1998 by and among the Corporation and the other signatory thereto (the "FIRST SECURITIES PURCHASE AGREEMENT") and the Securities Purchase Agreement dated as of August 10, 1998 by and among the Corporation and the other signatories thereto (the "SECOND SECURITIES PURCHASE AGREEMENT" and, together with the First Securities Purchase Agreement, the "SECURITIES PURCHASE AGREEMENTS") is declared effective,
(ii) the date the Corporation makes a public announcement that it intends to merge or consolidate with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and the voting capital stock of the Corporation immediately prior to such merger represents at least 50% of the voting power of the capital stock of the Corporation after the merger) or to sell or transfer all or substantially all of the assets of the Corporation,
(iii) the date any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's outstanding Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging proxy battle or otherwise, or (iv) the date on which a Redemption Event described in Article VIII.A(iv) occurs.

      E. "FIXED CONVERSION PRICE" means the amount obtained by multiplying 1.1 by the average of the Closing Bid Prices for the Corporation's common stock, par value $.01 per share ("Common Stock") during the five (5) consecutive trading days ending on the Issuance Date, and shall be subject to adjustment as provided herein.

      F. "ISSUANCE DATE" means the date of the relevant Closing under the Securities Purchase Agreements and shall mean, with respect to Series B Preferred Stock issued pursuant to the First Securities Purchase Agreement, July 1, 1998, and, with respect to Series B Preferred Stock issued pursuant to the Second Securities Purchase Agreement, August 10, 1998.

      G. "N" means the number of days from, but excluding, the Issuance Date.

      H. "VARIABLE CONVERSION PRICE" means, as of any date of determination, the amount obtained by multiplying 0.87 by the average of the Closing Bid Prices for the Common Stock for any three (3) consecutive trading days chosen by the holder of Series B Preferred Stock during the period beginning on the twentieth trading day prior to the Conversion Date for such Conversion and ending on such Conversion Date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such 20 trading day period), and shall be subject to adjustment as provided herein.

      I. "FLOOR PRICE" means, with respect to any Conversion Date, $3.50, and shall be subject to adjustment as provided herein.

      J. "PREMIUM" means an amount equal to (X)x(N/365) x (1,000), where "X" means four hundredths (.04), provided, however, that X shall mean ten hundredths (.10) for the period beginning as of the last day of any TRADING VOLUME VALUATION PERIOD (defined below) and thereafter in which the Trading Volume Value (defined below) shall not equal or exceed $250,000, in which event X shall remain four hundredths (.04) with respect to calculating the amount of the Premium accrued prior to such day. The term "TRADING VOLUME VALUATION PERIOD" shall mean any twenty (20) consecutive trading day period during the period beginning on the twentieth trading day prior to August 10, 1999 and continuing thereafter. The term "TRADING VOLUME VALUE" shall mean, for any Trading Volume Valuation Period, the average of the products obtained by multiplying (i) the Closing Bid Price for the Common Stock on a trading day by (ii) the total number of shares of Common Stock traded on such trading day for each trading day in such Trading Volume Valuation Period.

                                IV. CONVERSION

      A. CONVERSION AT THE OPTION OF THE HOLDER. (i) Subject to the limitations on conversions contained in Paragraph C of this Article IV and to the Corporation's right of redemption contained in Article VIII.D, each holder of shares of Series B Preferred Stock may, at any time and from time to time on or after the First Conversion Date, convert (an "OPTIONAL CONVERSION") each of its shares of Series B Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula if the Corporation timely redeems the Premium thereon in cash in accordance with subparagraph (ii) below:

                                    1,000
                               ----------------
                               Conversion Price

or in accordance with the following formula if the Corporation does not timely redeem the Premium thereon in accordance with subparagraph (ii) below:

                             1,000 + THE PREMIUM
                             -------------------
                               Conversion Price

            (ii) (a) The Corporation shall have the right, in its sole discretion, upon receipt of a Notice of Conversion, to redeem the Premium subject to such conversion for a sum of cash equal to the amount of the Premium being so redeemed. All cash redemption payments hereunder shall be paid in lawful money of the United States of America at such address for the holder as appears on the record books of the Corporation (or at such other address as such holder shall hereafter give to the Corporation by written notice). In the event the Corporation so elects to redeem the Premium in cash and fails to pay such holder the applicable redemption amount to which such holder is entitled by depositing a check in the U.S. Mail to such holder within four (4) business days of receipt by the Corporation of a Notice of Conversion (in the case of a redemption in connection with an Optional Conversion), the Corporation shall thereafter forfeit its right to redeem such Premium in cash and such Premium shall thereafter be converted into shares of Common Stock in accordance with
Article IV.A(i).

                  (b) Each holder of Series B Preferred Stock shall have the right to require the Corporation to provide advance notice to such holder stating whether the Corporation will elect to redeem the Premium in cash pursuant to the Corporation's redemption rights discussed in subparagraph (a) of this Article IV.A(ii). A holder may exercise such right from time to time by sending notice (an "ELECTION NOTICE") to the Corporation, by facsimile, requesting that the Corporation disclose to such holder whether the Corporation would elect to redeem the Premium for cash in lieu of issuing shares of Common Stock therefor if such holder were to exercise its right of conversion pursuant to this Article IV.A. The Corporation shall, no later than the close of business on the second business day following receipt of an Election Notice, disclose to such holder whether the Corporation would elect to redeem the Premium in connection with a conversion pursuant to a Notice of Conversion delivered over the subsequent ten (10) business day period. If the Corporation does not respond to such holder within such two business day period via facsimile, the Corporation shall, with respect to any conversion pursuant to a Conversion Notice delivered within the subsequent ten (10) business day period, forfeit its right to redeem such Premium in accordance with subparagraph (a) of this Article IV.A(ii) and shall be required to convert such Premium into shares of Common Stock.


      B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation or the transfer agent for the Common Stock and
(y) surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. The holder shall confirm by overnight courier, in person (by courier or otherwise) or by telephone (to an authorized officer of the Corporation or his or her administrative assistant), the delivery of the Notice of Conversion to the Corporation on the date on which the Notice of Conversion is delivered or before 9:00 a.m. New York City time on the trading day immediately succeeding such date; provided that an overnight courier delivery which is signed for or refused by the Corporation prior to 12:00 noon, New York City time on a given day shall be deemed to have been delivered before 9:00 a.m. New York City time on such day. Upon receipt by the Corporation of the Notice of Conversion by fax from a holder, the Corporation shall, within one business day, following the later of the Corporation's receipt of such Notice of

Conversion and the holder's overnight courier, in-person or telephone confirmation of the delivery of such Notice of Conversion, send, via fax, a confirmation (the "NOTICE OF CONVERSION CONFIRMATION") to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion, the name and telephone number of a contact person at the Corporation regarding the conversion and, if applicable, the language required to effect a Redemption in Lieu of Conversion (as defined in Article VIII.D). The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the transfer agent as provided above, or the holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by
Article XIV.B hereof.

            (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates from a holder of Series B Preferred Stock accompanied by a Notice of Conversion, the Corporation shall, subject to the Corporation's redemption rights set forth in Article VIII.D, no later than the later of (a) the third business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of documentation pursuant to
Article XIV.B) (the "DELIVERY PERIOD"), issue and deliver to the holder or its nominee, after registration of the resale of such shares under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or delivery of documentation reasonably satisfactory to the Corporation that the registration of such shares is not required, to such holder's nominee, (x) that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted and (y) a certificate representing the number of shares of Series B Preferred Stock not being converted, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation may cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied or a DTC Transfer is otherwise not effected, the Corporation shall deliver to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

            (ii) TAXES. The Corporation shall pay any and all taxes which may be imposed upon the Corporation with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series B Preferred Stock other than transfer taxes due upon conversion, if such holder has transferred to another party the Series B Preferred Stock or the right to receive Common Stock upon the holder's conversion thereof.

            (iii) NO FRACTIONAL SHARES. If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be rounded up or down to the nearest whole share, it being understood that .5 of one share shall be rounded up to the next highest share.

            (iv) CONVERSION DISPUTES. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to the Company's outside auditors reasonably acceptable to the holder of Series B Preferred Stock being converted via facsimile at any time prior to the expiration of the Delivery Period. The accountant, at the expense of the party in error, shall audit the calculations and notify the Corporation and the holder of the results as soon as practicable following the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

      C. LIMITATIONS ON CONVERSIONS. The conversion of shares of Series B Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

            (i) CAP AMOUNT. If, notwithstanding the representations and warranties of the Corporation contained in the Securities Purchase Agreements, the Corporation is prohibited by the rules or regulations of any securities exchange or quotation system on which the Common Stock is then listed or traded, from listing or issuing a number of shares of Common Stock in excess of a prescribed amount (the "CAP AMOUNT") without the approval of the Corporation's shareholders, then the Corporation shall not be required to list or issue, as applicable, shares in excess of the Cap Amount unless the Corporation has obtained the required approvals. The Cap Amount shall be allocated pro rata to the holders of Series B Preferred Stock as provided in Article XIV.C. In the event a holder of Series B Preferred Stock submits a Notice of Conversion and the Corporation is prohibited from listing or issuing shares of Common Stock to satisfy such Notice of Conversion as a result of the operation of this subparagraph (i), such holder shall be entitled to the rights set forth in
Article VII hereof.

            (ii) No Five Percent Holders. Unless a holder of shares of Series B Preferred Stock delivers a waiver in accordance with the last sentence of this subparagraph (ii), except in connection with a Required Conversion at Maturity (as defined below), in no event shall a holder of shares of Series B Preferred Stock be entitled to receive shares of Common Stock upon a conversion to the extent that the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (exclusive of shares issuable upon conversion of the unconverted portion of the shares of Series B Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the warrants (the "Warrants") issued by the Corporation pursuant to the Securities Purchase Agreements) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) above. Except as provided in the immediately succeeding sentence, the restriction contained in this subparagraph (ii) shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and each holder of outstanding shares of Series B Preferred Stock shall approve such alteration, amendment, deletion or change. Notwithstanding the foregoing, a holder of shares of Series B Preferred Stock may, by providing written notice to the Corporation, adjust the restriction set forth in this subparagraph (ii) so that the limitation on beneficial ownership of 4.99% of the outstanding shares of Common Stock referred to above shall be increased to 9.99%, which adjustment shall not take effect until the 61st day after the date of such notice.

            (iii) TIME LIMITATIONS. (a) So long as no Conversion Default (as defined in Article VI hereof) or Redemption Event (as defined in Article VIII.A hereof) has occurred and is then continuing, and except as otherwise provided below, a holder of Series B Preferred Stock may not convert shares of Series B Preferred Stock to the extent that the total number of shares of Series B Preferred Stock previously converted by such holder (excluding for purposes of this calculation any shares of Series B Preferred Stock converted by such holder following the occurrence and during the continuation of a Conversion Default or Redemption Event) together with the number of shares of Series B Preferred Stock which such holder is attempting to convert exceeds the Maximum Conversion Percentage (as defined herein) multiplied by the total number of shares of Series B Preferred Stock purchased by such holder pursuant to the Securities Purchase Agreements (with respect to each such holder, the "Original Share Amount"). A holder's Original Share Amount shall be increased or decreased, as applicable, upon any sale or purchase by such holder of shares of Series B Preferred Stock occurring after the Issuance Date. "Maximum Conversion Percentage" means:


      IF THE CONVERSION DATE IS:      THEN THE MAXIMUM CONVERSION PERCENTAGE IS:

      On or after the 30th day
      following July 1, 1998
      (the "Initial Issuance
      Date") and before the
      60th day following the
      Initial Issuance Date                           15%

      On or after the 60th day
      following the Initial
      Issuance Date and before
      the 90th day following
      the Initial Issuance Date                       30%

      On or after the 90th day
      following the Initial
      Issuance Date and before
      the 120th day following
      the Initial Issuance Date                       45%

      On or after the 120th day
      following the Initial
      Issuance Date and before
      the 150th day following
      the Initial Issuance Date                       60%

      On or after the 150th day
      following the Initial
      Issuance Date and before
      the 180th day following
      the Initial Issuance Date                       75%

      On or after the 180th day
      following the Initial
      Issuance Date and before
      the 210th day following
      the Initial Issuance Date                       90%

      On or after the 210th day
      following the Initial
      Issuance Date                                  100%

      (b) Notwithstanding the foregoing, the restrictions on conversion set forth in this Article IV.C. (iii) shall terminate (i) on or after the date the Corporation makes a public announcement that it intends to merge or consolidate with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) on or after the date any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or otherwise.

      D. REQUIRED CONVERSION AT MATURITY. Subject to the limitations set forth in Paragraph C(i) of this Article IV and provided all shares of Common Stock issuable upon conversion of all outstanding shares of Series B Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act, for resale by the holders of such shares of Series B Preferred Stock and (iii) eligible to be traded on either the Nasdaq SmallCap Market, The Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange, each share of Series B Preferred Stock issued and outstanding on the fifth anniversary of the Issuance Date thereof Date (the "Maturity Date"), automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formulas set forth in Paragraph A of this Article IV (the "Required Conversion at Maturity"). If the Required Conversion at Maturity occurs, the Corporation and the holders of Series B Preferred Stock shall follow the applicable conversion procedures set forth in Paragraph B of this Article IV; provided, however, that the holders of Series B Preferred Stock are not required to deliver a Notice of Conversion to the Corporation or its transfer agent.

                   V.  RESERVATION OF SHARES OF COMMON STOCK

      A. RESERVED AMOUNT. Upon the initial issuance of the shares of Series B Preferred Stock, the Corporation shall reserve 200% of the number of shares which would be issuable if the outstanding shares of Series B Preferred Stock were converted in their entirety on the Initial Issuance Date based on the Conversion Price in effect on the First Conversion Date of the authorized but unissued shares of Common Stock for issuance upon conversion of the Series B Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall not be decreased and shall at all times be sufficient to provide for the conversion of the Series B Preferred Stock outstanding at the then current Conversion Price thereof. The Reserved Amount shall be allocated to the holders of Series B Preferred Stock as provided in Article XIV.C.

      B. INCREASES TO RESERVED AMOUNT. If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than 135% of the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series B Preferred Stock, the Corporation shall immediately notify the holders of Series B Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series B Preferred Stock. In the event the Corporation fails to so increase the Reserved Amount within 90 days after an Authorization Trigger Date (such event being the "RESERVED AMOUNT TRIGGER EVENT"), each holder of Series B Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Article VIII.C) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B), a portion of the holder's Series B Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount exceeds 135% of the total number of shares of Common Stock issuable to such holder upon conversion of its Series B Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

      C. ADJUSTMENT TO CONVERSION PRICE. If the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of Series B Preferred Stock to any holder because the Corporation does not then have available a sufficient number of authorized and reserved shares of Common Stock, then the Fixed Conversion Price in respect of any shares of Series B Preferred Stock held by any holder (including shares of Series B Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to any such holder) shall be adjusted as provided in Article VI.A.

      D. LIMITATIONS ON REDEMPTION RIGHT. Notwithstanding the provisions of Paragraph B of this Article V, the holders of Series B Preferred Stock shall have no right to require the Corporation to effect a redemption of their outstanding shares of Series B Preferred Stock as provided in Paragraph B of this Article V so long as (i) the Corporation has not, at any time, decreased the Reserved Amount below that number of shares of Common Stock computed as set forth in Article V.A.; (ii) the Corporation shall have taken immediate action following the applicable Authorization Trigger Date (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series B Preferred Stock; and (iii) the Corporation continues to use its commercially reasonable good faith best efforts (including the resolicitation of stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series B Preferred Stock. The Corporation will be deemed to be using "its commercially reasonable good faith best efforts" to increase the Reserved Amount so long as it solicits stockholder approval to authorize the issuance of additional shares of Common Stock not less than three
(3) times during each twelve month period following the applicable Authorization Trigger Date during which any shares of Series B Preferred Stock remain outstanding.

                      VI.  FAILURE TO SATISFY CONVERSIONS

      A. CONVERSION DEFAULTS. The following shall constitute a "CONVERSION DEFAULT": (i) following the submission by a holder of shares of Series B Preferred Stock of a Notice of Conversion, the Corporation fails for any reason (other than because of an event described in clause (iii) below) to deliver, on or prior to the tenth business day following the expiration of the Delivery Period for such conversion, such number of shares of Common Stock without a restrictive legend covered by an effective registration statement to which such holder is entitled upon such conversion, (ii) the Corporation provides notice to any holder of Series B Preferred Stock at any time of its intention not to issue freely tradeable shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Statement of Designation (other than because of an event described in clause (iii) below), or (iii) the Corporation is prohibited, at any time, from listing shares of Common Stock or from issuing shares of Common Stock upon conversion of Series B Preferred Stock to any holder because the Corporation (A) does not at the date of such conversion have available a sufficient number of authorized and reserved shares of Common Stock or (B) such listing or issuance would exceed the then unissued portion of such holder's Cap Amount. In the case of a Conversion Default described in clause (i) or (iii) above, the Fixed Conversion Price in respect of any shares of Series B Preferred Stock held by such holder (including shares of Series B Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to such holder) shall thereafter be the lesser of (x) the Fixed Conversion Price on the date of the Conversion Default and (y) the lowest Conversion Price in effect during the period beginning on, and including, such date through and including (A) in the case of a Conversion Default referred to in clause (i) above, the earlier of (1) the day such shares of Common Stock are delivered to the holder and (2) the day on which the holder regains its rights as a holder of Series B Preferred Stock with respect to such unconverted shares of Series B Preferred Stock pursuant to the provisions of Article XIV.F hereof, and (B) in the case of a Conversion Default referred to in clause (iii) above, the date on which the prohibition on listing or issuance of Common Stock terminates. In the case of a Conversion Default described in clause (ii) above, the Fixed Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through and including the Default Cure Date (as defined below). Following any adjustment to the Fixed Conversion Price pursuant to this Article VI.A, the Fixed Conversion Price shall thereafter be subject to further adjustment for any events described in Article XI. Upon the occurrence of each reset of the Fixed Conversion Price pursuant to this Paragraph A, the Corporation, at its expense, shall promptly compute the new Fixed Conversion Price and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such new Fixed Conversion Price and showing in detail each Conversion Price in effect during such reset period.

      "DEFAULT CURE DATE" means (i) with respect to a Conversion Default described in clause (i) of its definition, the date the Corporation effects the conversion of the full number of shares of Series B Preferred Stock, (ii) with respect to a Conversion Default described in clause (ii) of its definition, the date the Corporation issues shares of Common Stock without a restrictive legend covered by an effective registration statement in satisfaction of all conversions of Series B Preferred Stock in accordance with Article IV.A, and
(iii) with respect to a Conversion Default described in clause (i) or clause
(ii) of its definition, the date on which the Corporation redeems shares of Series B Preferred Stock held by such holder pursuant to paragraph C of this
Article VI.

      B.    Intentionally Omitted.

      C. REDEMPTION RIGHT. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the holder, for any reason (other than because such issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the holders shall have the remedies set forth in Articles V and VII, respectively) to issue shares of Common Stock within 10 business days after the expiration of the Delivery Period with respect to any conversion of Series B Preferred Stock, then the holder may elect at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Redemption Notice to the Corporation, to have all of such holder's shares of Series B Preferred Stock which were submitted for conversion purchased by the Corporation for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B). If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

      D. VOID NOTICE OF CONVERSION. If for any reason a holder has not received all of the shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of Series B Preferred Stock and (i) such shares have not been called for redemption pursuant to Article VIII.D(i)(y), provided the Redemption Amount therefor has been or may be paid within the time limits set forth in Article VIII.D(iv), and (ii) such shares are not subject to a redemption notice from the holder thereof, then the holder, upon written notice to the Corporation's transfer agent, with a copy to the Corporation, may void its Notice of Conversion with respect to, and retain or have returned, as the case may be, any shares of Series B Preferred Stock that have not been converted pursuant to such holder's Notice of Conversion; provided that the voiding of a holder's Notice of Conversion shall not affect such holders rights and remedies which have accrued prior to the date of such notice pursuant to Article VI hereof or otherwise.

             VII.  INABILITY TO LIST OR CONVERT DUE TO CAP AMOUNT

      A. OBLIGATION TO CURE. If at any time after September 30, 1998 the then unissued portion of any holder's Cap Amount is less than 135% of the number of shares of Common Stock then issuable upon conversion of such holder's shares of Series B Preferred Stock (a "TRADING MARKET TRIGGER EVENT"), the Corporation shall immediately notify the holders of Series B Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its shareholders to authorize the listing or issuance of the full number of shares of Common Stock which would be issuable upon the conversion of the then outstanding shares of Series B Preferred Stock but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to list or issue shares of Common Stock in excess of the Cap Amount ("TRADING MARKET PROHIBITIONS"). In the event the Corporation fails to eliminate all such Trading Market Prohibitions within 120 days after the Trading Market Trigger Event, then each holder of Series B Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time until such date that all such Trading Market Prohibitions are eliminated, by delivery of a Redemption Notice (as defined in Article VIII.C) to the Corporation, to require the Corporation to purchase for cash, at an amount per share equal to the Redemption Amount, a number of the holder's shares of Series B Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Cap Amount exceeds 135% of the total number of shares of Common Stock issuable upon conversion of such holder's shares of Series B Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Articles VII.B and VIII.C.

      B. REMEDIES. If the Corporation fails to redeem any shares of Series B Preferred Stock pursuant to Article VII.A within five business days after its receipt of such Redemption Notice, and thereafter the Corporation is prohibited, at any time, from listing shares of Common Stock or from issuing shares of Common Stock upon conversion of Series B Preferred Stock to any holder because such listing or issuance would exceed the then unissued portion of such holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities, any holder who is so prohibited from converting its Series B Preferred Stock because the shares of Common Stock underlying such Series B Preferred Stock may not be listed or issued, may elect either or both of the following additional remedies:

            (i) to require, with the consent of holders of at least fifty percent (50%) of the outstanding shares of Series B Preferred Stock (including any shares of Series B Preferred Stock held by the requesting holder), the Corporation to terminate the listing of its Common Stock on the AMEX (or any other stock exchange, interdealer quotation system or trading market) and to cause its Common Stock to be eligible for trading on the over-the-counter electronic bulletin board; or

            (ii) to require the Corporation to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion price equal to the average of the Closing Bid Prices for the Common Stock during the five consecutive trading days ending on the trading day immediately preceding the date of the holder's written notice to the Corporation of its election to receive shares of Common Stock pursuant to this subparagraph (ii) (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such five trading day period).

      C. ADJUSTMENT TO CONVERSION PRICE. If the Corporation is prohibited, at any time, from listing shares of Common Stock or from issuing shares of Common Stock upon conversion of Series B Preferred Stock to any holder because such listing or issuance would exceed the then unissued portion of such holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities, then the Fixed Conversion Price in respect of any shares of Series B Preferred Stock held by any holder (including shares of Series B Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued) shall be adjusted as provided in Article VI.A.

                               VIII.  REDEMPTION

      A. REDEMPTION BY HOLDER. In the event (each of the events described in clauses (i)-(v) below after expiration of the applicable cure period (if any) being a "REDEMPTION EVENT"):

            (i) the Common Stock (including, from and after the First Conversion Date, any of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the NASDAQ Small Cap Market, the NASDAQ National Market, the New York Stock Exchange or the American Stock Exchange for an aggregate of 10 full trading days in any nine month period;

            (ii) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series B Preferred Stock upon conversion of the Series B Preferred Stock as and when required by this Statement of Designation, the Securities Purchase Agreements or the Registration Rights Agreements (a "LEGEND REMOVAL FAILURE"), and any such failure continues uncured for ten business days after the Corporation has been notified thereof in writing by the holder;

            (iii) the Corporation provides notice to any holder of Series B Preferred Stock, including by way of public announcement, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any holder of Series B Preferred Stock upon conversion in accordance with the terms of this Statement of Designation (other than due to the circumstances contemplated by Articles V or VII for which the holders shall have the remedies set forth in such Articles);

            (iv) the Corporation shall:

                  (a) sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

                  (b) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than pursuant to a merger in which the Corporation is the surviving or continuing entity and the voting capital stock of the Corporation immediately prior to such merger represents at least 50% of the voting power of the capital stock of the Corporation after the merger) and its capital stock is unchanged; or

                  (c) have fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended); or

            (vi) the Corporation otherwise shall breach any material term hereunder or under the Securities Purchase Agreements or the Registration Rights Agreements and such breach continues for 5 business days after the Corporation has been notified thereof in writing by the holder;

then, upon the occurrence of any such Redemption Event, each holder of shares of Series B Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Paragraph C below) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series B Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (iii) or (iv) above shall immediately constitute a Redemption Event and there shall be no cure period. Upon the Corporation's receipt of any Redemption Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Redemption Announcement (as defined below) to all of the holders in response to the Corporation's initial receipt of a Redemption Notice from a holder of Series B Preferred Stock), the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a "Redemption Announcement") to all holders of Series B Preferred Stock stating the date upon which the Corporation received such Redemption Notice and the amount of Series B Preferred Stock covered thereby. Subject to Article VIII.D, the Corporation shall not redeem any shares of Series B Preferred Stock during the three trading day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three trading day period, each holder of Series B Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series B Preferred Stock covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

      B. DEFINITION OF REDEMPTION AMOUNT. The "REDEMPTION AMOUNT" with respect to a share of Series B Preferred Stock means an amount equal to:

                          V
                        ----- x M
                         C P

provided, however, if the Conversion Price is equal to or greater than the Floor Price, Redemption Amount shall mean the greater of:

                          V
                        ----- x M
                         C P

      and   (ii)  V   x   1.13

where:

      "V" means the Face Amount thereof, plus the accrued Premium thereon through the date of payment of the Redemption Amount;

      "CP" means the Conversion Price in effect on the date on which the Corporation receives the Redemption Notice; and

      "M" means (i) with respect to all redemptions other than redemptions pursuant to Article VIII.A(v) hereof, the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Redemption Notice and ending on the date immediately preceding the date of payment of the Redemption Amount and (ii) with respect to redemptions pursuant to Article VIII.A(v) hereof, the greater of (a) the amount determined pursuant to clause
(i) of this definition or (b) the fair market value, as of the date on which the Corporation receives the Redemption Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the redemption. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Corporation and holders of a majority-in-interest of the shares of Series B Preferred Stock then outstanding, or if such agreement cannot be reached within five business days prior to the date of redemption, by an investment banking firm selected by the Corporation and reasonably acceptable to holders of a majority-in-interest of the then outstanding shares of Series B Preferred Stock, with the costs of such appraisal to be borne by the Corporation.

      C. REDEMPTION DEFAULTS. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series B Preferred Stock within five business days after its receipt of a notice requiring such redemption (a "REDEMPTION NOTICE"), then the holder of Series B Preferred Stock delivering such Redemption Notice (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Redemption Notice until the date of payment of the Redemption Amount hereunder, and (ii) shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article IV) all or any portion of the Redemption Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date on which the Corporation receives the Redemption Notice and ending on the Conversion Date with respect to the conversion of such Redemption Amount. In the event the Corporation is not able to redeem all of the shares of Series B Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series B Preferred Stock from each holder pro rata, based on the total number of shares of Series B Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series B Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

      D.    REDEMPTION BY CORPORATION.

            (i) The Corporation shall have the right at any time and from time to time to redeem any shares which are the subject of a Notice of Conversion for an amount of cash equal to the Redemption Amount (a "REDEMPTION IN LIEU OF CONVERSION"), in its sole discretion by delivery of an Optional Redemption Notice in accordance with the redemption procedures set forth below.

            (ii) Within ten (10) calendar days prior to the beginning of any calendar month during which the Corporation elects to effect a Redemption in Lieu of Conversion, the Corporation shall provide written notice to the holders of Series B Preferred Stock by facsimile and overnight courier stating that the Corporation will redeem any conversions of Series B Preferred Stock in such calendar month (an "OPTIONAL REDEMPTION NOTICE"). In the event the Corporation fails to provide an Optional Redemption Notice to the holders of Series B Preferred Stock within such ten (10) day period, the Corporation shall not be permitted to so redeem any conversions of Series B Preferred Stock during such calendar month. In the event a timely Optional Redemption Notice is provided as aforesaid, upon Corporation's receipt of a Notice of Conversion the Corporation shall be obligated to redeem the entire number of shares of the Series B Preferred Stock which are the subject of the Notice of Conversion for the Redemption Amount (as defined in Article VIII.B).

      E. VOID REDEMPTION. In the event that the Corporation does not pay the Redemption Amount within the time period set forth in Article IV.D, Article VIII.A or Article VIII.D, at any time thereafter and until the Corporation pays such unpaid applicable Redemption Amount in full, a holder of Series B Preferred Stock shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Corporation to promptly return to such holder any or all of the shares of Series B Preferred Stock that were submitted for redemption by such holder under this Article VIII and for which the applicable Redemption Amount (together with any interest thereon) has not been paid, by sending written notice thereof to the Corporation via facsimile and confirmed by overnight courier, in person (by courier or otherwise) or by telephone (to an authorized officer of the Corporation or his or her administrative assistant) (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Corporation's receipt of such Void Optional Redemption Notice and overnight courier, in-person or telephone confirmation, (i) the Notice of Redemption shall be null and void with respect to those shares of Series B Preferred Stock subject to the Void Optional Redemption Notice, and (ii) the Corporation shall immediately return any shares of Series B Preferred Stock subject to the Void Optional Redemption Notice

                                    IX. RANK

      The Series B Preferred Stock shall rank (i) prior to the Corporation's Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks junior to the Series B Preferred Stock ("JUNIOR SECURITIES"); (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series B Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock ("SENIOR SECURITIES"); and (iv) pari passu with the Series A Preferred Stock and any other class or series of capital stock of the Corporation hereafter created (with the consent of the holders of the Series B Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking by its terms on parity with the Series B Preferred Stock ("PARI PASSU SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                          X.  LIQUIDATION PREFERENCE

      A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets in one transaction or in a series of related transactions (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series B Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of PARI PASSU Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the PARI PASSU Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

      B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

      C. The "LIQUIDATION PREFERENCE" with respect to a share of Series B Preferred Stock means an amount equal to the Stated Value thereof, plus the accrued Premium thereon through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Statement of Designation filed in respect thereof.

                   XI.  ADJUSTMENTS TO THE CONVERSION PRICE

      The Conversion Price and the Floor Price shall be subject to adjustment from time to time as follows:

      A. STOCK SPLITS, STOCK DIVIDENDS, ETC. If, at any time on or after the Initial Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Conversion Price and the Floor Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price and the Floor Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

      B. ADJUSTMENT DUE TO MERGER, CONSOLIDATION, ETC. If, at any time after the Initial Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) -(iv) above being a "CORPORATE CHANGE"), then the holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion (without giving effect to the limitations contained in Article IV.C) had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred Shares then outstanding) shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the economic value of the shares of Series B Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Fixed Conversion Price and the Floor Price so that the Fixed Conversion Price and the Floor Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Fixed Conversion Price and the Floor Price and the value of the Corporation's Common Stock immediately prior to such Corporate Change and an immediate revision to the Variable Conversion Price so that it is determined as provided in Article III.H but based on the price of the common stock of the surviving entity and the market in which such common stock is traded) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless (i) each holder of Series B Preferred Stock has received written notice of such transaction along with the notice sent to the holders of the Common Stock of the Corporation, but in no event later than 20 days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and (ii) the resulting, successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred Shares then outstanding) the obligations of this Statement of Designation. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series B Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

      C. Adjustment Due to Major Announcement. In the event the Corporation at any time after the Initial Issuance Date (i) makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the

Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging or proxy battle or otherwise (the date of the announcement or commencement referred to in clause (i) or (ii) of this Paragraph C is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the tenth trading day following the earlier of the consummation of the proposed transaction or tender offer, exchange offer or another transaction or the Abandonment Date (as defined below) (the earlier of such dates being the "ADJUSTED CONVERSION PRICE TERMINATION DATE"), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price determined in accordance with Article III.C on the Conversion Date set forth in the Notice of Conversion for the Optional Conversion. After the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in Article III.C. "ABANDONMENT DATE" means with respect to any proposed transaction or tender offer, exchange offer or another transaction for which a public announcement or an action contemplated by this Paragraph C has been made or commenced, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this Paragraph C to become operative.

      D. ADJUSTMENT DUE TO DISTRIBUTION. If, at any time after the Initial Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's common shareholders in shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "DISTRIBUTION"), then the holders of Series B Preferred Stock shall be entitled, upon any conversion of shares of Series B Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article IV.C) had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

      E. ISSUANCE OF OTHER SECURITIES. If at any time after the Initial Issuance Date the Company issues or sells any shares of Common Stock or any securities which are convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") for no consideration or for a consideration per share less than the Dilutive Price (as defined in this subparagraph) on the date of issuance (a "DILUTIVE ISSUANCE"), then effective immediately upon the Dilutive Issuance, the Conversion Price will be adjusted in accordance with one of the two formulas below. For purposes of this subparagraph, "DILUTIVE PRICE" means (i) the Floor Price if, prior to the date of the Dilutive Issuance, the Company has met all Performance Milestones or (ii) otherwise, the Market Price (as hereinafter defined). If the Company has met all Performance Milestones (as defined in the Statement of Designation), the Conversion Price will be adjusted in accordance with the following formula:


                       O + P/F
            C' = C x  -------------- ;
                        CSDO
or otherwise in accordance with the following formula:

                        O + P/M
            C' =  C  x --------- ;
                          CSDO

where:

            C'    =  the adjusted Conversion Price;
            C     =  the then current Conversion Price;
            M     =  the then current Market Price;
            F     =  the Floor Price
            O     =  the number of shares of Common Stock outstanding
                     immediately prior to the Dilutive Issuance;
            P     =  the aggregate consideration, calculated as set forth
                     herein, received by the Company upon such Dilutive
                     Issuance; and
            CSDO  =  the total number of shares of Common Stock deemed outstanding immediately after the Dilutive Issuance.

      F. PURCHASE RIGHTS. If, at any time after the Initial Issuance Date, the Corporation issues any securities which are convertible into or exchangeable for Common Stock, or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, then the holders of Series B Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Stock (without giving effect to the limitations contained in Article IV.C) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

      G. NOTICE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price and/or the Floor Price pursuant to this
Article XI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price and/or the Floor Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series B Preferred Stock.

                              XII.  VOTING RIGHTS

      The holders of the Series B Preferred Stock have no voting power whatsoever, except as otherwise provided by the Texas Business Corporation Act (the "BUSINESS CORPORATION ACT") and in Article XIII below.

      Notwithstanding the above, the Corporation shall provide each holder of Series B Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders) at the same time such notice and materials are provided to the holders of Common Stock. If the Corporation takes a record of its shareholders for the purpose of determining shareholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least 20 days prior to the record date specified therein (but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

      To the extent that under the Business Corporation Act the vote of the holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (except as otherwise may be required under the Business Corporation Act) shall constitute the approval of such action by the class. To the extent that under the Business Corporation Act holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV.C(ii)) using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.

                         XIII.  PROTECTION PROVISIONS

      So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Act) of a majority in interest of the holders of the then outstanding shares of Series B Preferred Stock:

                  (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock;

                  (b) alter or change the rights, preferences or privileges of any previously issued shares of capital stock of the Corporation so as to affect adversely the Series B Preferred Stock;

                  (c) create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "SENIOR SECURITIES");

                  (d) create any new class or series of capital stock ranking pari passu with the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "PARI PASSU SECURITIES");

                  (e) increase the authorized number of shares of Series B Preferred Stock;

                  (f)   issue any shares of Senior Securities;

                  (g) issue any shares of Series B Preferred Stock other than pursuant to the Securities Purchase Agreements;

                  (h) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities; or

                  (i)   increase the par value of the Common Stock.

Notwithstanding the foregoing, no change pursuant to this Article XIII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series B Preferred Stock then outstanding.

                              XIV.  MISCELLANEOUS

      A. CANCELLATION OF SERIES B PREFERRED STOCK. If any shares of Series B Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

      B. LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

      C. ALLOCATION OF CAP AMOUNT AND RESERVED AMOUNT. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series B Preferred Stock based on the number of shares of Series B Preferred Stock issued to each holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series B Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series B Preferred Stock shall be allocated to the remaining holders of shares of Series B Preferred Stock, pro rata based on the number of shares of Series B Preferred Stock then held by such holders.

      D. QUARTERLY STATEMENTS OF AVAILABLE SHARES. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to the Registration Rights Agreements is declared effective and thereafter so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of Series B Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series B Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series B Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be listed or issued by the Corporation upon conversion of the Series B Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall deliver the report for each quarter to each holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, within 15 days after delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) -(iv) of this Paragraph D as of the date of such request.

      E. PAYMENT OF CASH; DEFAULTS. Whenever the Corporation is required to make any cash payment to a holder under this Statement of Designation (upon redemption or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

      F. STATUS AS STOCKHOLDER. Upon submission of a Notice of Conversion by a holder of Series B Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their listing or issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Statement of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth business day after the expiration of the Delivery Period with respect to a conversion of Series B Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such 10 business day period) the holder shall regain the rights of a holder of Series B Preferred Stock with respect to such unconverted shares of Series B Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article VI.A) for the Corporation's failure to convert Series B Preferred Stock.

      G. REMEDIES CUMULATIVE. The remedies provided in this Statement of Designation shall be cumulative and in addition to all other remedies available under this Statement of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Statement of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series B Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                             NOTICE OF CONVERSION

                   (To be Executed by the Registered Holder
               in order to Convert the Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert ____________ shares of Series B Preferred Stock (the "CONVERSION"), represented by stock certificate Nos(s). ___________ (the "PREFERRED STOCK CERTIFICATES"), into shares of common stock ("COMMON STOCK") of HENLEY HEALTHCARE, INC. (the "CORPORATION") according to the conditions of the Statement of Designation, Rights and Preferences of the Series B Convertible Preferred Stock of Henley Healthcare, Inc. (the "STATEMENT OF DESIGNATION"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned requests that the Corporation electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER").

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series B Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

|_| In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.


                        Date of Conversion: ____________________________________

                        Applicable Conversion Price: ___________________________

                        Number of Shares of Common Stock to be Issued: _________

                        Signature: _____________________________________________

                        Name: __________________________________________________

                        Address: _______________________________________________

                                 _______________________________________________

                                 _______________________________________________